UNITED STATES                   ---------------------------
          SECURITIES AND EXCHANGE COMMISSION                 OMB APPROVAL
                Washington, D.C. 20549               ---------------------------
                                                     OMB Number: 3235-0058
                                                     Expires: January 31, 2005
                      FORM 12b-25                    Estimated average burden
                                                     hours per response. . .2.50
              NOTIFICATION OF LATE FILING            ---------------------------

                                                     SEC FILE NUMBER     0-12305
                                                     CUSIP NUMBER      759910102

(Check One):
[ ] Form 10-KSB  [ ] Form 20-F  [ ] Form 11-K   [X] Form 10-QSB   [ ] Form N-SAR

For Period Ended: MAY 31, 2003
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended: ___________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herin.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                      N/A
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 PART I -- REGISTRANT INFORMATION


 REPRO-MED SYSTEMS, INC.
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 Full Name of Registrant


 N/A
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 Former Name if Applicable


 24 CARPENTER ROAD
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 Address of Principal Executive Office (Street and Number)


 CHESTER, NY 10918
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 City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

        The Form 10-QSB could not be filed within the prescribed time because of additional time required by Registrant's management to provide certain information to be included in the Form 10-QSB.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

    ANDREW I. SEALFON               845                        469-2042
    -----------------           -----------               ------------------
          (Name)                (Area Code)               (Telephone Number)

(2) Have all other periodic reports reports required under SECTION 13 or 15(D) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes   [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                             REPRO-MED SYSTEMS, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2003         By: /s/ ANDREW I. SEALFON
      -------------             ---------------------
                                Andrew I. Sealfon, President and CEO